UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 05/09/2005

Centene Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-33395

Delaware	42-1406317
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

7711 Carondelet Avenue, Suite 800, St. Louis, MO 63105

(Address of Principal Executive Offices, Including Zip Code)

314-725-4477

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

[    ] Pre- commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

[    ] Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.01    Completion of Acquisition or Disposition of Assets

On January 10, 2005 we entered into a definitive agreement to acquire the Medicaid assets of SummaCare, Inc., a wholly owned subsidiary of Summa Health System. On May 9, 2005, effective May 1, 2005, we completed the acquisition of these assets.

We paid approximately $21 million in cash and issued 318,735 shares of common stock as consideration. The cash purchase price was funded through our unregulated cash and investments and $10 million borrowed under our revolving credit agreement with various financial institutions and LaSalle Bank National Association as administrative agent and arranger. Pursuant to a registration rights agreement, we will file with the SEC a registration statement on Form S-3 for the resale of all shares of common stock issued in the acquisition.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 6, 2005, in connection with our acquisition of the Medicaid assets of SummaCare, Inc. discussed under Item 2.01, we borrowed $10 million from our $100 million revolving credit agreement with various financial institutions and LaSalle Bank National Association as administrative agent and arranger to fund a portion of the purchase price. The borrowed funds may be repaid at any time before the expiration date of the credit agreement, which is September 14, 2009. We currently have $40 million in outstanding borrowings under the agreement. For a description of the material terms of our revolving credit agreement see the Form 8-K filed with the Securities and Exchange Commission on September 16, 2004.

Item 9.01.    Financial Statements and Exhibits

(c)	Exhibits

See	Exhibit index attached hereto.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Centene Corporation

Date: May 09, 2005.	By:	/s/ Michael F. Neidorff
Michael F. Neidorff Chairman and CEO

Exhibit Index

Exhibit No.	Description
10.1 *	Asset Sale and Purchase Agreement, by and among Centene Corporation, Buckeye Community Health Plan, Inc., Summa Health System and SummaCare, Inc., dated January 10, 2005.

*	Incorporated by reference from the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 25, 2005.